EXHIBIT 10.15

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of June 6, 2003, and is made by and between Proxim, Inc., a Delaware corporation, hereinafter referred to as (“Sublandlord”), and Vitria Technology, Inc., a Delaware corporation, hereinafter referred to as (“Subtenant”). Sublandlord and Subtenant hereby agree as follows:

1. Recitals: This Sublease is made with reference to the fact that CarrAmerica Realty Corporation, a Maryland corporation (the “Landlord”) and Sublandlord entered into that certain Lease, dated as of August 25, 1999 (the “Lease”), with respect to three buildings located at 510 DeGuigne Drive and 935 and 945 Stewart Drive (the “Premises”) located in the Oakmead West Building Project in Sunnyvale, California (the “Project”). A copy of the Lease is attached hereto as Exhibit A.

2. Premises: Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, one of the three buildings which constitutes a portion of the Premises consisting of all of the building located at 945 Stewart Drive, which the parties stipulate contains 63,781 square feet (the “Subleased Premises”), on the terms set forth herein.

3. Term & One Time Provision to Cancel:

A. Term. The term (the “Term”) of this Sublease shall be for the period commencing on September 1, 2003 (the “Commencement Date”) and ending on August 31, 2009 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Lease is sooner terminated pursuant to its terms.

B. One Time Provision to Cancel. Subtenant shall have a one-time right to cancel this Sublease, such cancellation to be effective at the end of the fiftieth (50th) month of the term (i.e., October 31, 2007), by providing to Sublandlord written notice of its election to terminate, no later than the last day of the forty-seventh (47th) month of the term (i.e., July 31, 2007), and with such notice, payment to Sublandlord of an amount equivalent to six (6) months of (i) the then (year 4) base NNN rent plus (ii) the then monthly actual operating expenses, or approximately Four Hundred Sixty-Two Thousand Four Hundred Ninety-Three and 32/00 Dollars ($462,493.32).

4. Rent:

A. Base Rent. Subtenant shall pay to Sublandlord as base rent for the Subleased Premises for each month during the Term the following amounts (“Base Rent”): (i) during the first twelve (12) months of the Term, Forty-Seven Thousand Eight Hundred Thirty-Five and 75/100 Dollars ($47,835.75) per month; (ii) during the thirteenth (13th) through the twenty-fourth (24th) months of the Term, Forty-Nine Thousand Two Hundred Seventy and 82/100 Dollars ($49,270.82) per month; (iii) during the twenty-fifth (25th) through the thirty-sixth (36th) months of the Term, Fifty Thousand Seven Hundred Forty-Eight and 95/100 Dollars ($50,748.95) per month; (iv) during the thirty-seventh (37th) through the forty-eighth (48th) months of the Term, Fifty-Two Thousand Two Hundred Seventy-One and 41/100 Dollars ($52,271.41) per month; (v) during the forty-ninth (49th) through the sixtieth (60th) months of the Term, Fifty-Three Thousand Eight Hundred Thirty-Nine and 56/100 Dollars ($53,839.56) per month; and (vi) during the sixty-first (61st) through the seventy-

second (72nd) months of the Term, Fifty-Five Thousand Four Hundred Fifty-Four and 74/100 Dollars ($55,454.74) per month. Base Rent and Additional Rent, as defined in Section 4B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on the actual number of days in such month. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement (except as provided in this Sublease), in lawful money of the United States of America. Base Rent and Additional Rent shall be paid by personal delivery directly to Sublandlord at 935 Stewart Drive, Sunnyvale, California 94085; Attention: Chief Financial Officer, or such other address as may be designated in writing by Sublandlord (in which case Subtenant may make such payment by any of the means described in Section 17 hereof).

B. Additional Rent. In addition to Base Rent, Subtenant shall pay to Sublandlord Subtenant’s Pro Rata Share of all operating costs, taxes and related amounts payable by Sublandlord under the Lease (which related amounts shall not include costs relating to Sublandlord’s negligence, willful misconduct or default under the Lease (unless such default was due to Subtenant’s default under this Sublease) or which are for the sole benefit of portions of the Premises other than the Subleased Premises) as and when such amounts are due under the Lease, including, without limitation, Operating Costs Share Rent and Tax Share Rent, as defined in Section 2A of the Lease; provided, however, that Subtenant shall not be responsible for maintenance costs for the building foundation, structural exterior walls (excluding exterior painting) and roof elements (structure and membrane) of the Subleased Premises which shall be the responsibility of Landlord pursuant to the Lease, except to the extent the same are properly included in “Operating Costs” under the Lease; provided, further, however that damage to the foregoing caused by the negligence or willful acts or omissions of Subtenant or Subtenant’s agents, employees, subtenants, licensees or invitees, or by reason of the failure of Subtenant to perform or comply with any terms of this Sublease or the Lease, or caused by Subtenant or Subtenant’s agents, employees or contractors during the performance of any work, shall be repaired solely at Subtenant’s expense. Sublandlord shall deliver to Subtenant promptly upon request copies of the invoices that it receives from Landlord as to Operating Costs Share Rent and Tax Share Rent. All monies other than Base Rent required to be paid by Subtenant under this Sublease shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Subtenant’s Pro Rata Share for purposes hereof shall be equal to 100%, as to the Subleased Premises (Building C), and a fraction, the numerator of which is the square footage of the Subleased Premises and the denominator of which is the square footage of the Premises, as to the Premises or the Lease generally.

C. Payment of First Month’s Rent. After execution hereof by Subtenant and Sublandlord and receipt of Landlord’s consent, and not later that August 30, 2003, Subtenant shall pay to Sublandlord the sum of Seventy-Two Thousand Six Hundred Forty-Six and 56/100 Dollars ($72,646.56), which shall constitute Base Rent and payment of the estimate of Operating Costs Share Rent and Tax Share Rent for the first month of the Term.

5. Security Deposit: After execution hereof by Subtenant and Sublandlord and receipt of Landlord’s consent, and not later that August 30, 2003, Subtenant shall deposit with Sublandlord the sum of Eighty Thousand Three Hundred and 28/100 Dollars ($80,300.28) (the “Security Deposit”), in cash, as security for the performance by Subtenant of the terms and conditions of this Sublease. If Subtenant fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease, then Sublandlord may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublandlord has become obligated to pay by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, then Subtenant, within three (3) days after demand therefore, shall deposit cash with Sublandlord in the amount required to restore the Security Deposit to the full amount stated above. Upon the expiration of this Sublease, if Subtenant is not in default, Sublandlord shall return to Subtenant so much of the Security Deposit as has not been applied by Sublandlord pursuant to this paragraph, or which is not otherwise required to cure Subtenant’s defaults.

6. Repairs: The parties acknowledge and agree that Subtenant is subleasing the Subleased Premises on an “as is” basis, and that Sublandlord has made no representations or warranties with respect to the condition of the Subleased Premises. Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990). Sublandlord shall not be responsible for performance of any repairs required to be performed by Landlord under the terms of the Lease; provided, however, that Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Lease and Sublandlord shall use commercially reasonable efforts to cause Landlord to perform or obtain Landlord’s performance. Sublandlord shall cooperate with Subtenant to provide Subtenant with the benefit of any warranties or service contracts that Sublandlord holds applicable to systems that Subtenant is responsible for maintaining in the Subleased Premises.

7. Indemnity: Except to the extent caused by the negligence or willful misconduct of Sublandlord, its agents, employees, contractors or invitees, Subtenant shall indemnify, defend with counsel reasonably acceptable to Sublandlord, protect and hold Sublandlord harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ and experts’ fees), to the extent Sublandlord shall become liable for same to Landlord and which are due to: (a) the use, occupancy or condition of the Subleased Premises by Subtenant; or (b) the negligence or willful misconduct of Subtenant or its employees, contractors, agents or invitees; or (c) a breach of Subtenant’s obligations under this Sublease or the provisions of the Lease. Subtenant’s indemnification of Sublandlord shall survive termination of this Sublease.

8. Assignment and Subletting. Subtenant may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Subtenant therein or permit the use of the Subleased Premises by another party without the prior written consent of Sublandlord (which consent shall not be unreasonably withheld or delayed), and Landlord in accordance with the provisions of Section 18 of the Lease, as incorporated herein.

If no default on the part of Subtenant is in existence beyond any applicable cure period, Subtenant may, without Sublandlord’s consent, assign this Sublease or sublet any portion of the Subleased Premises to a parent or subsidiary of Subtenant, or to an entity into which Subtenant is merged or consolidated or to an entity to which substantially all of Subtenant’s assets are transferred (“Corporate Affiliate”), without first obtaining Sublandlord’s written consent if Subtenant notifies Sublandlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Sublandlord in order to determine the net worth of both the successor entity and of Subtenant immediately prior to such assignment or sublease and showing the net worth of the successor to be at least equal to the net worth of Subtenant at the time of the transfer.

9. Use: Subtenant may use the Subleased Premises only for office use, software research and development, storage and shipping of products, marketing and non-retail sales and customer service and support in accordance with the municipal zoning requirements for the City of Sunnyvale and the terms of the Lease and ancillary uses permitted under applicable laws to the extent also permitted by the Lease. Subtenant may use the Subleased Premises for the other purposes described in Section 6 of the Schedule in the Lease in accordance with the municipal zoning requirements for the City of Sunnyvale and the terms of the Lease only with the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed. Subtenant shall not use, store, transport or dispose of any Hazardous Substance in or about the Subleased Premises other than normal quantities of standard office products. Subtenant shall not violate any of the terms, provisions, conditions or requirements set forth in the Lease, whether or not the same are consistent with the terms and provisions of this Sublease.

10. Delivery and Acceptance: Sublandlord and Subtenant acknowledge that (i) Subtenant currently occupies and is in possession of the Subleased Premises pursuant to a sublease with Applied Materials, Inc., (ii) the term of such sublease expires on August 31, 2003 and (iii) the Lease is scheduled to commence on September 1, 2003. Possession of the Subleased Premises shall be deemed to be delivered to Subtenant on the commencement date of the Lease. If Sublandlord fails to deliver possession of the Subleased Premises to Subtenant on or before September 1, 2003 for any reason, then this Sublease shall not be void or voidable, nor shall Sublandlord be liable to Subtenant for any loss or damage; provided, however, that in such event, Rent shall abate until Sublandlord delivers possession of the Subleased Premises to Subtenant. By taking possession of the Subleased Premises, Subtenant conclusively presumptively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition.

11. Improvements: The parties hereto acknowledge and agree that Subtenant is responsible for the construction of any improvements in the Subleased Premises (“Subleased Premises Improvements”) at Subtenant’s sole cost and expense. No alteration or improvements shall be made to the Subleased Premises without the prior written consent of Landlord and and/or Sublandlord and in strict accordance with Section 5 of the Lease, as incorporated herein; provided, however, that the consent of Sublandlord and Landlord shall not be required if (a) the cost of the alteration or improvement to the Subleased Premises is less than $25,000 per occurrence, (b) such work does not impact the base structural components or systems of the Subleased Premises, (c) such work does not impact any other tenant’s premises, and (d) such work is not visible from outside of the Subleased Premises. Otherwise, Subtenant shall obtain the consent of Landlord and Sublandlord which consent shall not be unreasonably withheld.

12. Release and Waiver of Subrogation: The release and waiver of subrogation in Section 9A of the Lease, as incorporated herein, shall be binding on the parties hereto. Each party shall give notice to their respective insurance carriers that such a waiver of subrogation is contained in this Sublease.

13. Insurance: Subtenant shall obtain and keep in full force and effect, at Subtenant’s sole cost and expense, during the Term the insurance required under Section 9C of the Lease to the extent same are applicable to the Subleased Premises. Subtenant shall name Landlord and Sublandlord and their respective building managers, agents, mortgagees and ground lessors, if any, as additional insured’s on Subtenant’s liability policy.

14. Default: Subtenant shall be in material default of its obligations under this Sublease if any of the following events occur:

A. Subtenant fails to pay any Rent when due, when such failure continues for three (3) days after written notice from Sublandlord to Subtenant that any such sum is was not paid when due; or

B. Subtenant fails to perform any term, covenant or condition of this Sublease (except those requiring payment of Rent) and fails to cure such breach within twenty (20) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than twenty (20) days reasonably are required to remedy the failure, then Subtenant shall not be in default if Subtenant commences the cure within the twenty (20) day period and thereafter completes the cure within ninety (90) days after the date of the notice; or

C. Subtenant commits any other act or omission which constitutes a default under the Lease, which has not been cured within the applicable grace period provided in the Lease as modified, if at all, by the provisions of this Sublease.

15. Remedies: In the event of any default by Subtenant, Sublandlord shall have all remedies provided pursuant to Section 14 of the Lease and by applicable law.

16. Broker:

A. Sublandlord and Subtenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Donald H. Reimann & Michael L. Rosendin of Colliers International (“Colliers”), representing Sublandlord, and Jay Phillips of Cornish & Carey Commercial (“C&C”) and Laura O’Brien of CB Richard Ellis, representing Subtenant, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of said party’s actions or dealings with such agent, broker, salesman, or finder.

B. In the event Sublandlord fails to pay the fee due to C&C pursuant to that certain letter dated June 6, 2003 between Sublandlord and Colliers (the “Broker Agreement”) within thirty (30) days following the date such fee is due thereunder, Subtenant shall have the right but not the obligation to pay to C&C the fee due to C&C under the Broker Agreement directly and deduct said fee from the rent due Sublandlord under this Sublease.

17. Notices: Unless at least five (5) days’ prior written notice of a different address is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Landlord shall be effective only when delivered in accordance with the Lease.

18. Other Sublease Terms:

A. Incorporation By Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Lease, which terms are incorporated into this Sublease as if fully set forth herein, except as modified in this section and except that: (i) each reference to the “Premises”, the “Building”, “Building A”, “Building B” or “Building C” shall be deemed a reference to the “Subleased Premises”; (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant” respectively, except as otherwise expressly set forth herein; (iii) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Landlord under the Lease, the sole obligation of Sublandlord shall be to request the same in writing from Landlord as and when requested to do so by Subtenant, and to use Sublandlord’s commercially reasonable efforts (without requiring Sublandlord to spend more than a nominal sum) to cause Landlord to perform or obtain Landlord’s performance; (iv) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Lease grants to Sublandlord a specified number of days to perform its obligations under the Lease, except as otherwise provided herein, Subtenant shall have (A) three (3) fewer days to perform obligations for which the Lease provides a period of less than fifteen (15) days (but in no event fewer than two (2) business days) and (B) ten (10) fewer days to perform obligations for which the Lease provides a period of fifteen (15) days or more, including, without limitation, curing any defaults; (v) with respect to any approval required to be obtained from the “Landlord” under the Lease, such consent must be obtained from Landlord and Sublandlord, and the approval of Sublandlord may be withheld if Landlord’s consent is not obtained; (vi) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, such reservation or grant of right of entry shall be deemed to be for the benefit of Landlord and Sublandlord; (vii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Subtenant to Landlord and Sublandlord; (viii) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Subtenant to Landlord and Sublandlord; (ix) in any case where “Tenant” is to make any payments to “Landlord”, such payments shall be made to Sublandlord; and (x) references to the Lease, the Commencement Date and Base Rent shall mean the Sublease, the Commencement Date and Base Rent, as defined herein. The following sections of the Lease are not incorporated herein: Introductory paragraphs, Schedule and Sections 1, 2.A through 2.C, 2.D(4), 3, 5.A (the second paragraph and the last sentence of the third paragraph), 6.A (the first sentence), 6.B (the second sentence), 17, 22, 24, 26, the first sentence of 30, and 31. References to “Landlord” in the following sections shall mean Landlord hereunder: Sections 4 (the last reference), 5.B, 6.B(i), 7, 8(1), 9.E (the first sentence), 10, 27.C and 29.D. References to “Landlord” in the following sections shall mean Landlord and Sublandlord hereunder: Sections 5.A, 5.C, 6.A, 6.D, 9.C, 9.D, 18.A-C, and 27.N. The reference in Section 16 to “Base Rent” and “Operating Cost Share Rent and Tax Share Rent” shall refer to Base Rent and Operating Cost Share Rent and Tax Share Rent under the Lease. The reference in Section 18.D to “fifty percent (50%)” shall be to “one hundred percent (100%)”.

B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Lease and the rights of Landlord and Sublandlord hereunder. Subtenant hereby expressly assumes and agrees: (i) to comply with all provisions of the Lease which are incorporated hereunder as they pertain to the Subleased Premises; and (ii) to perform all the obligations on the part of the “Subtenant” applicable to the Subleased Premises be performed under the terms of the Lease during the term of this Sublease which are incorporated hereunder. Sublandlord shall be liable to Subtenant in the event the Lease is terminated and said termination shall have been caused by the default of Sublandlord under the Lease, and said Sublandlord default was not as a result of a Subtenant default under this Sublease. In the event of a conflict between the provisions of this Sublease and the Lease, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.

19. Signage. Subject to the prior written consent of Landlord and (as to the details of the signage) Sublandlord, Sublandlord hereby agrees that Subtenant shall have the right to place its standard name and logo sign on a Landlord installed monument sign in front of the Subleased Premises and in the other locations on or about the Subleased Premises described in Section 6B of the Lease in accordance with Section 6B of the Lease.

20. Conditions Precedent: This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon the obtaining of the written consent of Landlord, which Sublandlord shall use commercially reasonable efforts to cause to be on the form attached hereto or on a form in substance comparable to the form attached hereto. If Sublandlord fails to obtain Landlord’s consent within thirty (30) days after execution of this Sublease by Sublandlord, then Sublandlord or Subtenant may terminate this Sublease by giving the other party written notice thereof.

21. Authority to Execute; No Third Party Beneficiaries: Subtenant and Sublandlord each represent and warrant to the other that each person executing this Sublease on behalf of each party is duly authorized to execute and deliver this Sublease on behalf of that party. This Sublease is not intended by either party to confer any benefit on any third party.

22. Parking. As provided in Section 6C of the Lease which is incorporated herein by reference, Subtenant shall be entitled to the use, on an unreserved basis, of two hundred forty-two (242) parking spaces in the Project’s unassigned parking facilities.

23. Sublandlord’s Obligations. Sublandlord covenants and agrees that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Lease and fulfill its other non-monetary obligations under the Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Subleased Premises. Sublandlord agrees to indemnify Subtenant, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by Subtenant as a result of the nonperformance or nonobservance of any obligation of Sublandlord under the Lease which has not become an obligation of Subtenant pursuant to this Sublease.

24. Quiet Enjoyment. So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Subleased Premises and agrees not to exercise any right to terminate the Lease except as a result of damage and/or destruction and/or eminent domain.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

PROXIM, INC., a Delaware corporation		VITRIA TECHNOLOGY, INC. a Delaware corporation

By:	/S/ KEITH E. GLOVER	By:	/S/ GARY VELASQUEZ

Name:	Keith E. Glover	Name:	Gary Velasquez

Its:	EVP & CEO	Its:	CEO

Address:	935 Stewart Sunnyvale, CA 94085 Attn.: Chief Financial Officer	945 Stewart Drive Sunnyvale, CA 94085 Attn: Chief Financial Officer

CONSENT TO SUBLEASE

Landlord hereby acknowledges receipt of a copy of this Sublease, and consents to the terms and conditions of this Sublease. By this consent, Landlord shall not be deemed in any way to have entered the Sublease or to have consented to any further assignment or sublease.

Landlord hereby agrees that in the event Sublandlord defaults under the Lease and the Lease terminates, Landlord will recognize this Sublease as a direct lease between Landlord and Subtenant (or if pursuant to the consent between the Sublandlord and the Subtenant, this Sublease becomes a “new sublease”, then Landlord shall recognize the “new sublease”) on all of the terms and conditions of the Lease applicable to the Subleased Premises, except that the Base Rent shall be the higher of the Base Rent due under the Lease and the Base Rent due under this Sublease (or, if appropriate, the new sublease).

LANDLORD:

CARRAMERICA REALTY CORPORATION, a Maryland corporation

By:
Its:

Dated:

EXHIBIT A

LEASE

* * * * * * * * * * * * * * * * ** * * * *

LEASE

OAKMEAD WEST BUILDINGS PROJECT

* * * * * * * * * * * * * * * * ** * * * *

Between

PROXIM, INC.

(Tenant)

and

CARRAMERICA REALTY CORPORATION

(Landlord)

Exhibit “A”

i

LEASE

THIS LEASE (the “Lease”) is made as of August 25, 1999 (dated for reference purposes only and referred to herein as the “Effective Date”) between CarrAmerica Realty Corporation, a Maryland corporation (the “Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the seven (7) buildings (the “Buildings”) and other improvements commonly known as the “Oakmead West Buildings Project” located on the land (the “Land”) in Sunnyvale, California, as more particularly described on Exhibit A. “Premises” means the Building or Buildings leased to Tenant which are described in the Schedule and outlined on Exhibit A (collectively, the “Building”).

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: Proxim, Inc., a Delaware corporation

2.	Premises: Building A, located at 51 0 DeGuigne, Sunnyvale, California, Building B located at 935 Stewart Drive, Sunnyvale, California and Building C located at 945 Stewart Drive, Sunnyvale, California, as more particularly described in Exhibit A attached hereto

3.	Rentable Square Footage of the Premises:

Building A	75,093 rsf
Building B	63,781 rsf
Building C	63,781 rsf

Total	202,655 rsf

4.	Tenant’s Proportionate Share: 100% of each Building; 47.6% of the Project (based upon 425,981 rsf in the Project)

5.	Initial Security Deposit: $466,106.50

6.	Permitted Use: Office; storage and shipping of products; assembly, repair and testing of products; research, testing and demonstration laboratory); product research and development; marketing and non-retail sales; customer service and support; light electronics manufacturing; and ancillary uses permitted under applicable laws.

7.	Tenant’s Real Estate Broker for this Lease: Colliers Parrish International. Inc.

8.	Landlord’s Real Estate Broker for this Lease: None

9.	Tenant Improvement Allowance: None.

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10.	Commencement Date: September 1, 2003 (subject to Sections 1.C and 1.D)

11.	Termination Date/Term: August 31, 2009/six (6) years (subject to the provisions of Sections 1.D and 31)

12.	Guarantor: None

13.	Parking Stalls: 786 unassigned unreserved parking spaces less any parking spaces which are taken in connection with Tenant’s improvements in the Common Areas (e.g., the exterior pads described in Section 5.A below)

14.	Base Rent: See Section 2(A)(1)

EXHIBIT A – DESCRIPTION OF PROJECT AND PREMISES/BUILDINGS

EXHIBIT B – RULES AND REGULATIONS

EXHIBIT C – CONFIRMATION OF BASE RENT

EXHIBIT D – LANDLORD’S SIGNAGE STANDARDS

EXHIBIT E – MORTGAGES CURRENTLY AFFECTING THE PROJECT

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1.    LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on, the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

A.    Commencement Date. Subject to Sections l.C and l.D below, the commencement date (“Commencement Date”) for this Lease is the date set forth in the Schedule. Notwithstanding the foregoing, if Landlord fails to deliver possession of the portion of the Premises consisting of Building C to Tenant on or before the Commencement Date vacant and otherwise in the condition required hereunder for any reason, then (i) this Lease shall not be void or voidable by either party, (ii) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (iii) the Commencement Date with respect to the portion of the Premises consisting of Building C shall be revised to mean the date on which Landlord delivers possession of Building C to Tenant vacant and otherwise in the condition required hereunder, and the Termination Date shall remain unchanged. Tenant acknowledges and agrees that, notwithstanding anything to the contrary in this Lease, its rights under this Lease with respect to Building C are subject and subordinate in all respects to (i) the option of AMAT (as hereinafter defined) to extend the term of the AMAT Lease (as hereinafter defined) with respect to Building C its set forth in Section 31 of the AMAT Lease, and (ii) any other agreement between Landlord and AM4T to extend the term of the AMAT Lease with respect to Building C whether or not reflected in the AMAT Lease or entered into after the date hereof and prior to March 1 , 2003. Landlord will use commercially reasonable efforts to regain possession of Building C in the event that the term of the AMMAT Lease with respect to Building C is not extended as provided in subpart (i) or (ii) hereof for any reason whatsoever and Vitria (as hereinafter defined) or any other occupant remains in occupancy following termination of the Vitria Sublease (as hereinafter defined) or the AMAT lease as to Building C, including the initiation of unlawful detainer proceedings. In the event the term of the AMAT Lease with respect to Building C is not extended for any reason whatsoever and Landlord fails to deliver possession of Building C vacant and otherwise in the condition required hereunder within ninety (90) days after the estimated Commencement Date for Building C set forth in Item 10 of the Schedule, then Tenant may, by written notice to Landlord, terminate this Lease with respect to Building C only. Upon any such termination. Landlord shall promptly return to Tenant S 146,696.30 representing the portion of the Initial Security Deposit applicable to Building C. Upon request from Tenant. Landlord agrees to promptly inform Tenant as to whether the AMAT Lease has been extended. In the event that the AMAT Lease is extended as set forth in subparts (i) or (ii) above, or this Lease is otherwise terminated as to Building C as expressly set forth in this Lease, references in this Lease to “Building C” shall be deemed deleted, “Premises” and “Building” shall not include Building C, and the square footage, the Base Rent and other rental amounts, Tenant’s Proportionate Share, the number of parking spaces, the Initial Security Deposit and other similar amounts shall be proportionately reduced.

B.    Termination Date. The Termination Date (“Termination Date”) for this Lease is the date set forth in the Schedule.

C.    Effectiveness of Lease. Notwithstanding any provision in this Lease to the contrary, this Lease shall be expressly subject to the following termination provisions:

(1)    Tenant’s Satisfaction of the Net Worth Test. Unless Tenant provides Landlord with the Additional Security Deposit described below, Landlord shall have the right to terminate this Lease in the event Tenant fails to satisfy both of the following two tests: (a) Tenant’s “Net Worth” as of the Commencement Date of this Lease shall be greater than its . Net Worth as of the Effective Date (as evidenced by the most current audited financial statements prepared by an independent accounting firm in accordance with generally accepted accounting principles (“GAAP”) consistently applied which are available as of the Effective Date and the Commencement Date), and (b) in four of the five reporting quarters of Tenant immediately preceding the Commencement Date, Tenant shall have reported positive net income on its income statements prepared in accordance with GMP for such quarterly reporting periods. In the event either of these tests is not satisfied as of the Commencement Date, then Landlord may elect to terminate this Lease with written notice to Tenant, subject to Tenant’s surrender of the Premises in the condition required hereunder. Within one hundred eighty (180) days after Tenant’s receipt of such termination notice, Tenant shall surrender the Premises in the condition required hereunder, provided that the Lease shall continue to be in effect and Tenant shall continue to pay all Rent and perform all other obligations hereunder until the Premises have been vacated and surrendered by Tenant in the condition required hereunder. Notwithstanding the foregoing, in the event that Tenant fails to meet either of the foregoing tests, Tenant may prevent Landlord from so terminating this Lease by providing Landlord with an “Additional Security Deposit” within thirty (30) days of Tenant’s receipt of Landlord’s termination notice. If Landlord receives such Additional Security Deposit after the thirty (30) day period following Tenant’s receipt of Landlord’s termination notice, then Landlord may, in its sole and absolute discretion, withdraw and cancel the early termination of this Lease. The Additional Security Deposit shall be in an amount equal to six (6) months of the initial Base Rent and may be in the form of a “Letter of Credit.” The Additional Security Deposit shall be added to the Initial Security Deposit described in Item No. 5 of the Schedule to this Lease and held by Landlord in the manner described in Section 22 below. Any such Letter of Credit shall (i) be in the form of an unconditional and irrevocable letter of credit which is acceptable to Landlord, (ii) name Landlord as a beneficiary, (iii) expressly allow Landlord to draw upon it (including partial withdrawals) at any time from time to time by delivering to the issuer written certification that Landlord is entitled to draw thereunder as a result of Tenant’s default (beyond any applicable grace, notice or cure period) hereunder, (iv) be drawable on an FDIC-insured financial institution satisfactory to Landlord, (v) be redeemable in the State of California in one of the nine counties comprising the San Francisco-Oakland-San Jose area (the “Bay Area”), (vi) allow partial draws, and (vii) be transferable to any successor to Landlord’s interest in this Lease at no cost to Landlord. At all times during the Term, the amount drawable under the Letter of Credit shall be equal or greater than the amount of the Additional Security Deposit. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least thirty (30) days before the stated expiration date of the current Letter of Credit, then Landlord shall have the right to draw upon the current Letter of Credit and hold the funds drawn as part of the Additional Security Deposit; provided, however, so long as no default (beyond any applicable grace, notice or cure period) shall exist, Tenant may have an additional thirty (30) days following Landlord’s draw on the current Letter of Credit in which to provide Landlord with a substitute Letter of Credit complying with each of the foregoing criteria, and upon such delivery, Landlord shall return to Tenant an amount in cash (but without any interest thereon) equal to the lesser of the (x) amount drawn by Landlord under the current Letter of Credit, or (y) the face amount of the substitute Letter of Credit. In the event Landlord notifies Tenant in writing that the bank which issued the Letter of Credit has become financially unacceptable (e.g., the bank is under investigation by governmental authorities, or has filed bankruptcy or reorganization proceedings, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof.

(2)    Existing Subleases. Landlord and Applied Materials, Inc. (“AMAT”) entered into that certain Lease dated September 9, 1997 (the “AMAT Lease”) pursuant to which Landlord leased to AMAT all of the buildings in the Project, including the Buildings which comprise the Premises under this Lease. The term of the AMAT Lease with respect to such Buildings shall terminate on August 31, 2003 (i.e., the day before the Commencement Date under this Lease). AMAT and Tenant entered into that certain Sublease Agreement dated March 1999 (the “Proxim Sublease”), pursuant to which AMAT subleased a portion of the Premises consisting of Building A and Building B to Tenant for the remainder of the term of the AMAT Lease as it relates to Building A and Building B. AMAT and Vitria Technology, Inc., a California corporation (“Vitria”) entered into that certain Sublease Agreement dated April 6, 1999 (the “Vitria Sublease”), pursuant to which AMAT subleased the portion of the Premises consisting of Building C to Vitria for the remainder of the term of the AMAT Lease as it relates to Building C. Notwithstanding any provision herein to the contrary, this Lease shall automatically terminate in the event the Proxim Sublease terminates due to Tenant’s failure to timely perform its obligations under the Proxim Sublease and thereafter neither party shall have any further rights or obligations hereunder, except that Landlord shall be obligated to return to Tenant any Security Deposit funds previously delivered to Landlord in connection with this Lease.

D.    Early Termination of Proxim Sublease or AMAT Lease as to Building C.

(1)    In the event that the AMAT Lease terminates as to Buildings A and B prior to September 1, 2003 and such termination is not due to a casualty event or condemnation action or a default by Tenant of any of its obligations under the Proxim Sublease, then this Lease shall commence with respect to the portion of the Premises consisting of Building A and Building B and the Commencement Date shall be deemed to have occurred on the day immediately following such termination date; provided, however, the Termination Date of this Lease shall not be affected by such early commencement of this Lease and shall remain August 31, 2009. In such event, the Rent with respect to the portion of the Premises consisting of Building A and Building B from such early Commencement Date through August 31, 2003 shall be the rent payable by Tenant under the Proxim Sublease. Base Rent for Building A and Building B for the period commencing on September 1, 2003 shall be calculated in accordance with Section 2.A. In the event that the AMAT Lease terminates as to Building C prior to September 1, 2003 and such termination is not due to a casualty event or condemnation action, then at Tenant’s election, in its sole discretion, this Lease shall commence with respect to the portion of the Premises consisting of Building C and the Commencement Date shall be deemed to have occurred on the day immediately following such termination date; provided, however, the Termination Date of this Lease shall not be affected by such early commencement of this Lease and shall remain August 31 , 2009. In such event, the Base Rent with respect to the portion of the Premises consisting of Building C from such early Commencement Date through August 31, 2003 shall be equal to the total square footage of Building C times the monthly Base Rent per square foot payable by Tenant under the Proxim Sublease (including all increases contained therein). For the period commencing September 1, 2003 and for the remainder of the Term, the monthly Base Rent for Building C shall be determined in accordance with Section 2.A. Notwithstanding the foregoing, if Landlord fails to deliver possession of the portion of the Premises consisting of Building C to Tenant on or before such early Commencement Date vacant and otherwise in the condition required hereunder for any reason, then (i) this Lease shall not be void or voidable by either party, (ii) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (iii) the early Commencement Date with respect to the portion of the Premises consisting of Building C shall be revised to mean the date on which Landlord delivers possession of the Premises consisting of Building C to Tenant vacant and otherwise in the condition required hereunder and the Termination Date shall remain unchanged. Notwithstanding the foregoing, any early commencement of this Lease shall be conditioned upon Tenant’s satisfaction prior to the early Commencement Date of the tests described in clauses (a) and (b) of Section l.C(l). In the event Tenant shall fail to satisfy such tests then, subject to Tenant’s right to post the Additional Security Deposit within thirty (30) days of Landlord’s termination notice, as described in Section 1.C(1), Landlord shall have the right to terminate this Lease and thereafter neither party shall have any further rights or obligations hereunder, except that Landlord shall be obligated to return to Tenant any Security Deposit finds previously delivered to Landlord in connection with this Lease. Notwithstanding the foregoing, in the event the Proxim Sublease or the AMAT Lease as to Building C is terminated due to a casualty event or condemnation action, Tenant shall have the right to terminate this Lease with respect only to Building A and Building B in the case of such a termination of the Proxim Sublease or with respect only to Building C in the case of such a termination of the AMAT Lease as to Building C, and thereafter neither party shall have any rights or obligations hereunder with respect to the Buildings so terminated, except that Landlord shall be obligated to return to Tenant any security deposit for such Buildings previously delivered to Landlord in connection with this Lease. In the event that the Proxim Sublease is terminated due to a default on the part of the Landlord, Tenant shall have the right to terminate this Lease with respect only to Building A and Building B, and thereafter neither party shall have any rights or obligations hereunder with respect to the Buildings so terminated, except that Landlord shall be obligated to return to Tenant any security deposit for such Buildings previously delivered to Landlord in connection with this Lease

(2)    As provided in Section 1.C(2) above, in the event that the Proxim Sublease terminates as to the Premises prior to September 1, 2003 due to a default by Tenant of any of its obligations under the Proxim Sublease, then such default shall automatically terminate this Lease and thereafter neither party shall have any further rights or obligations hereunder, except that Tenant shall remain liable for those obligations which were intended to survive the termination of this Lease or the Proxim Sublease and Landlord shall be obligated to return to Tenant any Security Deposit funds previously delivered to Landlord in connection with this Lease.

2.    RENT.

A.    Types of Rent. Commencing on the Commencement Date, Tenant shall pay the following Rent in the form of a check (or via wire transfer) to Landlord pursuant to instructions to be given by Landlord to Tenant prior to the Commencement Date.

(1)    Base Rent. The Base Rent shall be paid in monthly installments in advance, on or before the first day of each month of the Term. The Base Rent during the Term shall be 100% of the then prevailing market rate for a comparable term commencing on the first day of the Term for tenant; of comparable size and creditworthiness for comparable space in the Building and other first class buildings of comparable age with similar facilities in the vicinity of the Building (the “Market Rate”); provided, however that in no event shall the Base Rent with respect to the portion of the Premises consisting of Building A and Building B for the first year of the Term be less than $3,416,300.40 per year ($254,691.70 per month) or greater than $4,082,895.60 per year ($340,241.30 per month), and the annual increase of annual Base Rent thereafter shall not be greater than $93,324.40 per year ($0.05 per rentable square foot per month): provided, further, that in no event shall the Base Rent with respect to the portion of the Premises consisting of Building C for the first year of the Term be less than $1,569,012.60 per year ($130,751.05 per month) or greater than $1,875,161.40 per year ($156,263.45 per month) and the annual increase of annual Base Rent thereafter shall not be greater than $35:268.60 per year ($0.05 per rentable square foot per month);

(i)    Not sooner than nine (9) months nor later than six (6) months prior to the Commencement Date, Landlord and Tenant shall commence negotiations to agree upon the Market Rate for the entire Term, including, if applicable, periodic rental increases. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days, then the Market Rate shall be determined in accordance with Subsection (ii) below.

(ii)    If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall simultaneously submit to each other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two amounts. Otherwise, the dispute shall be resolved by arbitration in accordance with subsection (iii) below.

(iii)    Within seven (7) days after the exchange of estimates, the parties shall select an independent MAI appraiser with at least five (5) years of experience in appraising similar space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraiser shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator. The Qualified Appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant (or any Tenant Affiliate, or any of their subsidiaries or related entities). All of the relevant information used by Landlord and Tenant to prepare their final offers shall be delivered to the Qualified Appraiser.

(iv)    Within twenty-one (21) days after submission of the relevant information to the Qualified Appraiser, the Qualified Appraiser shall determine the Market Rate; provided in no event shall the Market Rate be less than the lower of or more than the higher of the two final offers submitted by Landlord and Tenant. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the Qualified Appraiser reasonably believes that expert advice would materially assist him, then the Qualified Appraiser may retain one or more qualified persons to provide expert advice. Landlord and Tenant shall bear one-half ( 1/2) of the fees of the Qualified Appraiser and the expenses of the appraisal process, including the fees of any expert witnesses retained by the Qualified Appraiser. Notwithstanding the foregoing, each party shall pay the fees of its respective counsel and the fees of any witnesses called by that party.

(v)    After the Base Rent for the Term has been established (whether by Landlord and Tenant or the Qualified Appraiser), Landlord and Tenant shall execute a confirmation in the form attached hereto as Exhibit C to reflect the amount of the Base Rent.

(2)    Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3)    Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable fiscal year of this Lease, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4)    Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5)    Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B.    Payment of Operating Cost Share Rent and Tax Share Rent.

(1)    Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains More accurate information, such as the final real estate tax assessment or tax rate or an increase in utility or maintenance costs for the Project common areas, provided in no event shall the estimate be revised more than once in any calendar year. Within ten (10) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth ( 1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter. Tenant shall pay Landlord one-twelfth ( 1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable. Any interest or penalties payable by Landlord as a result of Tenant’s failure to timely pay such Taxes to Landlord shall be deemed Additional Rent payable by Tenant hereunder upon request by Landlord.

(2)    Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due.

(3)    Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the “Tax Report”) by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant. and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery. Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit, against Tenant’s payments of Tax Share Rent next corning due.

C.    Definitions.

(1)    Included Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance (including the related deductibles), repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease and a reasonable management fee. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time or to replace existing capital improvements, facilities and equipment within the Building or the common areas of the Project, such as the roof membrane, parking and landscape areas and the utility pipes, conduits and lines which run from the street to each Building and between each of the Buildings (to the extent Landlord is responsible for the replacement or repair of such items hereunder) (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.

If the Project contains more than one building then Operating Costs shall include (i) all Operating Costs fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the Buildings in the Project) of all Operating Costs which relate to the Project in general and are not fairly allocable to any one building in the Project. Operating Expenses shall not include expenses attributable to another building in the Project.

If the Project is not fully occupied during any portion of any Fiscal Year (as defined in Section 2C(6) below), Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

(2)    Excluded Operating Costs. Operating Costs shall not include:

(a)	costs of alterations of tenant premises;

(b)	costs of capital improvements other than Included Capital Items;

(c)	interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)	real estate brokers’ leasing commissions;

(e)	legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(f)	any cost or expenditure for which Landlord is reimbursed (or would have been had Landlord maintained the insurance required to be maintained by Landlord hereunder), by insurance proceeds, warranties, tort claims or otherwise, except by Operating Cost Share Rent;

(g)	the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

(h)	depreciation, amortization or expense reserves (except on any Included Capital Items as provided in Section 2.C(l));

(i)	franchise or income taxes imposed upon Landlord;

(j)	costs of correcting defects in construction of the Building (as opposed to the cost of normal repair. maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k)	legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l)	the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;

(m)	fines, penalties and interest;

(n)	any property management fee in excess of two percent (2%) of the aggregate monthly Base Rent then being paid by Tenant hereunder;

(o)	any costs incurred in connection with Prior Contamination (as defined in Section 29) or other contamination originating from a source either not located on the Project or which is caused or contributed by other tenants within the Project;

(p)	any costs incurred in connection with the repair of the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof, and the exterior walls of the Buildings (but excluding the interior surfaces of exterior walls and exterior and interior of all windows (including repairing, resealing or replacing thereof) doors, ceiling and plateglass all of which shall be maintained, repaired and/or replaced by Tenant pursuant to Section 8); and

(q)	(i) earthquake insurance deductibles in excess of commercially reasonable amounts (provided, however, that any earthquake insurance deductibles included in Operating Costs shall then be amortized over the estimated useful life of the improvements constructed or restored with the deductible), and (ii) earthquake insurance premiums, to the extent not available at commercially reasonable rates.

(3)    Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes. whether or not the Landlord is ultimately successful; provided that the amount paid by Landlord in any calendar year shall not exceed the greater of (i) $5,000, or (ii) thirty-five percent (35%) of the annual savings achieved during that taxable year as a result of such refund or reassessment. Tenant may, at its sole cost and expense, seek a refund of Taxes applicable to the Premises, and Landlord shall reasonably cooperate with Tenant in such effort; provided, however, that Tenant’s right to seek such a refund shall not diminish in any way Tenant’s obligations to pay Tax Share Rent as provided herein. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&Rs”) recorded against the Land and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.

If the Project contains more than one building, then Taxes shall include (i) all Taxes fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the Buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project. Taxes shall not include Taxes attributable to another building in the Project.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from ail other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed For such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(4)    Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the Commencement Dare, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5)    Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

D.    Computation of Base Rent and Rent Adjustments.

(1)    Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent. Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends one (1) day other than the last day of the fiscal year. Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

(2)    Interest Rate. Any sum due from Tenant to Landlord not paid when due shall bear interest (the “Interest Rate”) from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law.

(3)    Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4)    Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord’s records at the then applicable local office of Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. Tenant shall use good faith, reasonable efforts and due diligence to (i) keep the results of any such inspection confidential, and (ii) include a provision in any contract with its certified public accountant for such audit which requires that the results of such audit shall be confidential (i.e., the results shall not be made available to any other tenant of the Project). Unless Tenant sends to Landlord any written exception to either such report within said ninety (90) day period. such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant rakes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord and Tenant shall choose an independent certified public accountant or another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes in the aggregate overstated the amounts thereof by more than five percent (5%) in which case, Landlord shall pay for the costs of such—certification.

(5)    Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of my amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may co-mingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3.    CONDITION OF PREMISES.

A.    Condition of Premises. Landlord is leasing the portion of the Premises consisting of Building A and Building B to Tenant “as-is” without any obligation to alter, remodel, improve, repair or decorate any part of the Premises or Project. Landlord represents that the roof, HVAC, plumbing and electrical systems for the portion of the Premises consisting of Building C shall be in good working order as of the commencement Date and that Landlord promptly shall repair any problems with such systems in Building C that are noted in writing to Landlord within the thirty (30) day period immediately following the Building C Commencement Date. Landlord shall deliver Building C to Tenant in broom clean condition on the Commencement Date. Landlord will use commercially reasonable efforts to enforce, with respect to Building C only, the surrender provision set forth in Section 15 of the AMAT Lease, and, as a condition to granting any approval required for any alterations or improvements to Building C under the AMAT Lease or the Vitria Sublease, Landlord shall require that AMAT or Vitria, as the case may be, remove all specialty or custom-made improvements and alterations made to Building C (as opposed to general office improvements and alterations) at the end of the respective lease term. Except as set forth in the immediately preceding three sentences, Landlord makes no representations or warranties of any kind in connection with this Lease.

B.    Tenant’s Possession. As a result of the Proxim Sublease, Tenant shall be occupying the portion of the Premises consisting of Building A and Building B for the period immediately preceding the Commencement Date. Therefore, Tenant hereby covenants and agrees to keep such portion of the Premises, other than the elevators which are located in Building A and Building B and other items which are Landlord’s responsibility under the AMAT Lease, in good order, repair and condition throughout the term of the Proxim Sublease, subject to reasonable and normal wear and tear, casualty and condemnation.

4.    SERVICES AND UTILITIES. As of the Commencement Date, Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, water and sewer service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service not separately metered, then Landlord at its election may (i) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, or (ii) install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, in the event that Landlord’s negligent acts or omissions causes an interruption of the Project services causes the Premises to be untenantable for a period of at least ten (10) consecutive business days, monthly Rent shall be thereafter abated proportionately.

5.    ALTERATIONS.

A.    Landlord’s Consent and Conditions. Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent which shall not be unreasonably withheld, unless (a) the cost thereof is less than $25,000 per Building per occurrence, (b) such work does not impact the base structural components or systems of the Building, (c) such Work will not impact any other tenant’s premises, and (d) such Work is not visible from outside the Premises. Provided that Landlord receives all necessary information and plans from Tenant, Landlord agrees to respond to Tenant’s request for Landlord’s prior written consent to such alterations within ten (10) business days. However, even if Landlord’s prior written consent is not required Tenant shall provide Landlord with prior written notice at least five (5) days in advance of commencing the Work so that Landlord may take appropriate actions (e.g., notify other tenants in the Project, post and record notices of nonresponsibility or other notices deemed by Landlord to be appropriate, request and review applicable insurance certificates) before the commencement of such Work. Tenant shall pay Landlord’s actual out-of- pocket costs-incurred for reviewing of all of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, and/or (b) impacts any other tenant’s premises.

As part of the Work, Landlord agrees that Tenant shall be entitled to construct exterior equipment pads located outside each Building leased by Tenant hereunder and one or more exterior chemical storage facilities, provided that Tenant shall first submit to Landlord the proposed plans for such Work and obtain Landlord’s written approval of such plans prior to commencing such Work (whether such Work is performed by Tenant during the term of this Lease or during the term of the Proxim Sublease). Landlord reserves the right to require Tenant, at its sole cost and expense, to remove such exterior Work upon termination or expiration of this Lease. Tenant agrees and acknowledges that any parking spaces which may be taken by Tenant in connection with the construction and installation of such pads shall be deducted from Tenant’s parking spaces as set forth in Item 13 of the Schedule.

Tenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work. Upon completion all Work shall become the property of Landlord, except for Tenant’s trade fixtures and those items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 5E. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Tenant’s anechoic chamber shall remain Tenant’s property and be treated herein as a trade fixture, which shall be removed (and any damage caused thereby shall be repaired) at Tenant’s sole cost and expense upon the expiration or termination of this Lease.

The following requirements shall apply to all Work:

(1)    Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord’s reasonable request, security for payment of all costs.

(2)    Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3)    The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable government laws, ordinances and regulations (“Governmental Requirements”).

(4)    Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5)    Tenant shall perform all Work in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Work is performed.

(6)    Tenant shall permit Landlord to observe all Work. If Tenant requests that Landlord manage any construction Work, then Landlord reserves the right to charge a supervisory fee not to exceed three percent (3%) of the labor, material, and all other costs of the Work.

(7)    Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens covering all labor and materials, as-built plans and specifications, and all other close-out documentation related to the Work reasonably requested by Landlord, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at such time.

B.    Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) shall be damaged during the performance of the Work, Tenant shall promptly notify Landlord, and Landlord shall repair such damage at Tenant’s expense. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C.    No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlords interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorneys’ fees and other expenses incurred by Landlord. shall become Additional Rent payable by Tenant on demand.

D.    Ownership of Improvements. All Work as defined in this Section 5, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant: (i) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing (which shall be stated at the time Landlord consents to such Work) either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession, or

(b) be removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction Work expressly waives in writing the right to require such removal). Notwithstanding the foregoing, upon the expiration or termination of this Lease Tenant shall remove at its sole cost and expense any alterations and improvements, including, without limitation, hardware, equipment, machinery and all other improvements and all fixtures installed in or made to the Premises during the term of the Proxim Sublease or the Vitria Sublease if directed in writing to do so by Landlord whether or not Landlord’s consent to such alteration or improvement was granted or required (unless Landlord at the time it gives its consent to the performance of such construction Work expressly waives in writing the right to require such removal).

E.    Removal upon Termination. Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove from the Premises and Project its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord elects (pursuant to Section 5D) shall be removed by Tenant, and any improvements to any portion of the Project other than the Premises. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property., and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right. to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

6.    USE OF PREMISES.

A.    Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project, unless Tenant pays any additional premiums as a result of such use. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, other than those materials that are necessary for Tenant’s Permitted Use under this Lease; provided that such materials are handled in strict accordance with all applicable Governmental Requirements. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises or the Project, or allow any offensive noise or odor in or around the Premises or Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s peculiar use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise. required to be made to the Building or the Premises under such laws.

B.    Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. Landlord hereby agrees that so long as Tenant leases and occupies one-hundred percent (100%) of the leasable space in a particular Building that Tenant shall have the right (i) to place its standard name and logo sign on any Landlord-installed street monument base which may be located in front of such Building and, subject to Landlord’s reasonable approval, (ii) to place Tenant’s corporate name in an appropriate single location on the crown of such Building and (iii) to place Tenant’s corporate name on doorways to the Buildings and on directional signs located outside of the Buildings. Any approved signs shall strictly conform to all Governmental Requirements, any CC&Rs recorded against the Project, and Landlord’s current Signage Standards, a copy of which is attached hereto as Exhibit D, as may be amended by Landlord from time to time. Tenant, at its sole cost and expense, shall install and maintain such signs in good condition and repair during the Term, and remove such signs prior to the Termination Date, including the repair of any damage caused to the Building and/or Project upon during such removal.

C.    Parking. Tenant shall have the non-exclusive right to park in the Project’s unassigned parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than its pro rata share of the unallocated parking stalls available for the Project) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants in the Project. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. In addition, Landlord reserves the right to charge Tenant the portion that Landlord deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the use or operation of the parking facilities. Landlord shall not grant to tenants of the Project rights to more parking spaces than exist in the Project.

D.    Prohibition against Use of Roof and Structure of Building. Tenant shall be granted reasonable access to the roof as may be necessary to perform Tenant’s maintenance and repair obligations hereunder. However, Tenant shall be prohibited from accessing and using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without the prior written consent of Landlord, which consent Landlord may withhold in its reasonable discretion. Notwithstanding the foregoing, during the Term, Tenant shall have the exclusive right at its sole cost to install, maintain, and from time to time replace radio frequency antennae and/or satellite dishes on the roof of the Building with necessary related cabling and wiring connecting it to the Premises (such antennae, dishes, cabling and wiring being collectively referred to herein as the “Dish Equipment”) for purposes of facilitating wireless communications of Tenant to and from the Premises, provided that (A) Tenant shall obtain Landlord’s prior written approval of the proposed size, weight, location, number and aesthetic impact of the Dish Equipment and the method for fastening the Dish Equipment to the

Building; (B) Tenant will at its sole cost comply with (i) all Governmental Requirements, (ii) Landlord’s reasonable requirements from time to time (including the requirement to relocate such Dish Equipment), (iii) the conditions of any bond or warranty maintained by Landlord on the roof; and (C) the Dish Equipment shall not interfere,. electronically or otherwise, with the equipment, facilities, use or operations of Landlord or of other preexisting (as of the date of the installation of such Dish Equipment) licensees or tenants of Landlord. Tenant shall use commercially reasonable efforts to coordinate with other licensees or tenants of Landlord to avoid interference by the Dish Equipment with any later-installed antennae, dish equipment and wireless communications of such other parties. Landlord may supervise any roof penetration. In no event shall Landlord’s approval of plans for the Dish Equipment or supervision of roof penetration be deemed a representation that the Dish Equipment will not cause, or be subject to, interference or that such plans will comply with Governmental Requirements, future requirements of Landlord, or the conditions of any bond or warranty maintained by Landlord on the roof. Tenant shall repair any damage to the Building (including the roof) caused by the installation, maintenance, replacement, operation, use or removal of the Dish Equipment. The Dish Equipment shall remain the property of Tenant and shall be solely insured by Tenant. Tenant may remove the Dish Equipment at its sole cost during the Term and Tenant shall remove the Dish Equipment at Tenant’s sole cost upon the expiration or termination of this Lease. If necessary, as determined by Landlord, for health and safety reasons or to comply with Governmental Requirements, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to relocate all or any part of the Dish Equipment from time to time, provided that such relocation does not render Tenant’s use of the Dish Equipment impossible. If the Dish Equipment is not relocated as requested by Landlord, Landlord shall have the right to relocate the Dish Equipment at Tenant’s sole cost. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of the installation, maintenance, replacement, operation, use or removal of the Dish Equipment (including the reasonable costs and expenses of Landlord’s review of any plans for the Dish Equipment and the installation thereof). Notwithstanding anything to the contrary herein, Tenant shall have the exclusive right to use the roof for the installation, operation and maintenance of Dish Equipment on each Building and Landlord shall not permit any other Dish Equipment to be installed on the roof so long as Tenant continues to lease 100% of such Building.

7.    GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord. The present rules and regulations are contained in Exhibit B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and any applicable “Politics, Rules and Regulations for Construction Projects” which may be established by Landlord and in effect at the time.

8.    REPAIR AND MAINTENANCE

(1)    Landlord’s Obligations. Landlord shall keep in. good order, condition and repair (i) the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof and the exterior walls of the Buildings (but excluding the elevators, interior surfaces of exterior walls and exterior and interior of all windows, doors, ceiling and plate glass which shall be maintained and repaired by Tenant), (d) the roof membrane, and (iii) the common areas of the Project. For purposes of this Lease, the common areas of the Project shall mean those areas outside of the Buildings which are for the benefit of all of the tenants in the Project (e.g., the landscape and parking areas, lighting, sidewalks, driveways and the utility pipes, conduits and Hues which rim from the street to each Building and between each of the Buildings). The costs incurred by Landlord to perform the foregoing obligations to the extent they are deemed “Operating Costs” (as defined in Section 2C) shall be passed through to Tenant and any other tenants in the Project, except that any damage to any of the foregoing caused by the negligence or willful acts or omissions of Tenant or of Tenant’s agents, employees, subtenants, licensees or invitees, or by reason of the failure of Tenant to perform or comply with any term of this Lease, or caused by Tenant or Tenants agents, employees or contractors during the performance of any work shall be repaired by Landlord, solely at Tenant’s expense, or at Landlord’s election, such repairs shall be made by Tenant, at Tenant’s expense, with contractors approved by Landlord. It is an express condition precedent to all Landlord’s repair and maintenance obligations hereunder that Tenant shall have Landlord notification of the need for any repairs or maintenance; provided that any notification shall not affect Landlord’s obligation to perform routine periodic maintenance (e.g., landscape maintenance) during the Lease Term. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenants right to make repairs and deduct: the expenses of such repairs from the Rent due under ibis Lease. Landlord shall make available to Tenant copies of all warranties with respect to the repair and maintenance of the structural parts of the Building, as described in clause (i) above, the roof membrane and the common areas of the Project and shall use reasonable efforts (other than the commencement of any litigation) to enforce such warranties to the extent the same may serve to reduce Tenant’s obligation to reimburse Landlord for costs and expenses related thereto. Landlord shall use commercially reasonable efforts to enforce the terms of such warranties. In the event Tenant notifies Landlord in writing of an item needing immediate repair and there is no dispute concerning the need for such repair, the scope of the repair or that Landlord is the party responsible for such repair, then Landlord shall commence and complete such repair within the responsible within fifteen (15) day period following Landlord’s receipt of Tenant’s repair notice, unless the nature of the repair is such that more than fifteen (15) days is required to complete such repair in which case Landlord shall commence the repair within such fifteen (15) day period and thereafter diligently prosecute the same to completion. In the event Landlord fails to dispute or commence the repair within such fifteen (15) day period, then Tenant shall have the right, but not the obligation, to cause the repair of such item and to submit an invoice to Landlord for the reasonable out-of-pocket costs incurred by Tenant for the same (including reasonable supporting documentation for the same), and Landlord shall pay such amount to Tenant within thirty (30) days of receipt of Tenant’s invoice and related documentation for such work.

B.    Tenant’s Obligations. Tenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises (including Tenant’s trade fixtures and personal property) which is not within Landlords obligation pursuant to Section 8A. Tenant’s repair and maintenance obligations shall include, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, floors, windows (including repairing, resealing, cleaning and replacing, as necessary, of interior and exterior windows), doors, entrances, plate glass, showcases, skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, elevators, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Tenant shall also be responsible for all pest control within the Premises and for all trash removal and disposal for the Premises. Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. To the extent Tenant fails to perform such repairs or maintenance as required herein, Landlord may, following notice thereof to Tenant (which notice may be oral) and the lapse of fifteen (15) days thereafter during which Tenant shall fail to commence and diligently pursue such repairs and maintenance (except in emergencies requiring, in Landlord’s determination. immediate repair and/or maintenance, in which case no notice or cure period shall apply), elect to perform all repairs and maintenance itself, at Tenant’s expense, to the Building’s mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety and automatic fire extinguisher/sprinkler systems). Landlord may also perform any maintenance or repairs itself, at Tenant’s expense, to the extent Tenant fails to perform such maintenance or repairs as required herein.

9.    WAIVER OF CLAIMS: INDEMNIFICATION; INSURANCE.

A.    Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord, its agents, contractors, employees, or invitees. To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents or damage to property sustained by Landlord as the result of any act or omission of Tenant, its agents, contractors, employees or invitees. Landlord and Tenant hereby release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to the Premises that is caused by or results from a risk which is actually insured against under property insurance or required to be insured against hereunder, without regard to the negligence or willful misconduct of the entity so released.

B.    Indemnification. Tenant shall indemnify, defend rind hold harmless Landlord and its officers, director, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in or around the Project and arising from the use of the Premises or from any other act or omission or negligence or intentional misconduct of Tenant, its employees, agents or invitees, or Tenant’s breach of its obligations under this Lease. Tenant’s obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for injury or damage to person caused by the negligence or intentional misconduct of Landlord or any of Landlord’s employees or agents, or Landlord’s breach of its obligations under this Lease. Landlord’s obligations under this section shall survive the termination of this Lease.

C.    Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)    Commercial general liability insurance, with (a) contractual liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2)    Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property and business interruption. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3)    Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 9C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have an A.M. Best rating of A VI or better.

(4)    Tenant shall cause any contractor of Tenant performing Work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a)	Commercial General Liability Insurance. including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage. Such policy or policies shall also cover any Work which is performed by subcontractors hired by such contractor.

(b)	Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

D.    Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all insurance required to be maintained by Tenant no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E.    Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at full replacement cost, including loss of rents, on the Building, and commercial general liability insurance policies covering the common areas of the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

10.    FIRE AND OTHER CASUALTY.

A.    Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of damage to the entire Premises, either Landlord or Tenant may terminate this Lease, and in the case of damage to an individual Building, either Landlord or Tenant may terminate this Lease as to such Building, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises because (i) the casualty event was not required to be insured against pursuant to the terms of this Lease and was not actually insured against, (ii) the financial inability of Landlord’s insurance carrier to make such proceeds available to Landlord, or (iii) Landlord’s mortgagee, if any, has applied such proceeds to the indebtedness secured by such mortgagee and Landlord does not commence restoration within one hundred eighty (180) days of the damage, then in the case of damage to the entire Premises Landlord may terminate this Lease or in the case of damage to an individual Building Landlord may terminate this Lease as to such Building, in each case by written notice to Tenant. Any termination pursuant to this Section 10.4 shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty. Notwithstanding any of the foregoing, Landlord shall not have the right to terminate this Lease if the damage to the Premises is relatively minor (for example, if the repair or restoration would cost less than ten percent (10%) of the replacement cost of the Premises).

B.    Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Landlords obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Building Shell (as defined in the AMAT Lease), and Tenant shall, at Tenant’s expense, replace or fully repair its damaged improvements (including any tenant improvements constructed within the Building Shell), personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

11.    EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the entire Premises cannot reasonably be used by Tenant for the operation of its business. then either party may terminate this Lease effective as of the date of the taking. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that an individual Building cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease as to such Building effective as of the date of the taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. If there is a temporary taking of a part of the Project which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award except for the portion of the award expressly based on the value of improvements to the Premises paid for by Tenant, provided that (i) nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s personal property, and trade fixtures or its relocation costs, and (ii) in the event of a temporary taking in which there was no Rent abatement under this Lease, then Tenant shall be entitled to any portion of such award which was intended to compensate Landlord for lost Rent for the Premises during the period of the temporary taking. All obligations accrued to the date of the taking shall be performed by the party liable to perform such obligation as set forth herein. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord.

12.    RIGHTS RESERVED TO LANDLORD. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:

A.    Name. To change the name of all or any of the Buildings or the Project; provided, however, that so long as Tenant leases and occupies more than fifty percent (50%) of any Building, then Landlord may not change the name of such Building without Tenant’s prior consent.

B.    Signs. To install, modify and/or maintain necessary or appropriate (as determined by Landlord) signs on the exterior and in the interior of the Buildings or on the Project, and to approve prior to installation, any of Tenant’s signs in the Premises visible from the exterior of the Building.

C.    Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building.

D.    Keys. To retain and use “Lock Box” passkeys to enter the Premises or any door within the Premises in accordance with Section 12E. Tenant shall not alter or add any lock or bolt to any door in the Premises.

E.    Access. To have access to the Premises with twenty four hour prior notice and in accordance with Tenant’s reasonable security program procedures (except in the case of an emergency in which case Landlord shall have the right to immediate access) to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

F.    Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G.    Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H.    Show Premises. To show the Premises to prospective purchasers, lenders, mortgagees, investors, or rating agencies at any reasonable time, or prospective tenants during the last twelve (12) months of the Term; provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

I.    Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentation. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant provided that Tenant is then in “Default” under the terms of this Lease (as defined in Section 13).

J.    Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other additional expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

K.    Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

L.    CC&Rs. At any time when Tenant is not occupying all of the Buildings in the Project, Landlord may promulgate and record a set of CC&Rs which will govern the access, parking, design, signage and other rights of the tenants in the Project, so long as such CC&Rs do not impose any new payment obligation on Tenant (i.e., a dues requirement) or require Tenant to modify any of the then existing improvements.

13.    TENANT’S DEFAULT. Any of the following shall constitute a default by Tenant:

A.    Rent Default. Tenant fails to pay any Rent within five (5) days after notice that such payment was not paid when due, provided that Tenant acknowledges that such notice shall be in lieu of and not in addition to any notice required to be given by Landlord to commence an unlawful detainer action (or similar eviction proceeding) under the then applicable law;

B.    Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 18 Assignment and Sublease or Section 29 Hazardous Substances;

C.    Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease. and this failure continues for thirty (30) days after written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then. so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;

D.    Credit Default. One of the following credit defaults occurs:

(1)    Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) days after entry;

(2)    Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3)    Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest; and

E.    Abandonment Default. Tenant abandons the Premises.

14.    LANDLORD REMEDIES. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A.    Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. In the latter case, this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

B.    Possession Termination Damages. If Landlord elects to terminate Tenant’s possession without terminating this Lease and Landlord takes possession of the Premises itself, then Landlord may relet for Tenant’s account all or any portion of the Premises for such rent, length of time and other terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the date the Rent is due, less the rent and other sums received by Landlord from any releasing of the Premises. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

C.    Lease Termination Damages. If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:

(1)    The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(2)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(3)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(4)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; and (iii) for leasing commissions and other costs necessary or appropriate to relet the Premises (to the extent allocable to the remainder of the Term); plus

(5)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 14C(1) and 14C(2) is computed by allowing interest at the maximum rate permitted by law on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 14C(3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

D.    Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including without limitation, the remedy described in California Civil Code Section 1951.4 (i.e., Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover as rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of this Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

E.    WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM CONNECTION WITH THIS LEASE.

15.    SURRENDER. Upon the expiration or earlier termination of this Lease for any reason; Tenant shall surrender the Premises to Landlord in its condition existing as of the commencement date under the Proxim Sublease as to Building A and Building B, or the Commencement Date under this Lease, as to Building C, as the case may be, normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the elevators, plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all Tenant’s personal property and all of Tenant’s alterations required to be removed pursuant to Section 5E, and restore the Premises to its condition prior to their installation. If Tenant fails to remove any alterations and/or Tenant’s personal property, and such failure continues after the termination of this Lease, Landlord may retain or dispose of such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord against all loss or liability, including attorneys’ fees and costs, resulting from delay by Tenant in so surrendering the Premises.

16.    HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent. which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay all of Base Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, plus Operating Cost Share Rent and Tax Share Rent, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord’s direct and consequential damages resulting from

Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

17.    SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A.    Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination of this Lease to such ground lease or mortgage, provided such documents state that (i) so long as no default shall have occurred and be continuing beyond any applicable grace, cure or notice period under this Lease, Tenant’s use and possession of the Premises shall not be disturbed following default by Landlord under any such ground lease or mortgage, and (ii) Tenant shall attorn to such ground lessor or such mortgagee or its successor as its landlord under this Lease. Any subordination of this Lease shall be subject to Tenant’s receipt of the ground lessor’s or mortgagee’s standard non-disturbance agreement. Landlord shall have no responsibility for and Tenant shall pay for all costs associated with obtaining such non-disturbance agreement (e.g., attorneys’ fees and any fees charged by the ground lessor or mortgagee).

B.    Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (lo) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C.    Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent any security deposit is received by such ground lessor or mortgagee.

D.    Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Exhibit E to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Exhibit or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground Lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E.    Definitions. As used in this Section 17, “mortgage” shall include “trust deed” and “deed of trust,” and “mortgagee” shall include “trustee,” “beneficiary” and the mortgagee of any ground lessee, and “ground lessor,” “mortgagee,” and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

18.    ASSIGNMENT AND SUBLEASE.

A.    In General. Tenant shall not. without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with/any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublease all or any portion of the Premises for substantially the remainder of the Term to any entity other than a “Tenant Affiliate” (as defined in Section 18E), then Tenant’s right to extend the Term of this Lease (as set forth in Section 3 1) shall be extinguished thereby and will not be transferred to the assignee, all such rights being personal to the Tenant named herein.

B.    Landlord’s Consent. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is inconsistent with the character of the Project as a first class business park or would violate the terms of this Lease; or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C.    Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant, as well as a fully executed copy of the proposed sublease or assignment agreement. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord prior to the effective date of the assignment. an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord prior to the effective date of the sublease, an agreement to comply with all of the terms and conditions of this Lease (except to the extent subtenant and Tenant agree, with Landlord’s consent, to modify such terms and conditions), and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D.    Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet. then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt; provided that Tenant shall be first entitled to recover the reasonable costs actually incurred by Tenant in connection with the sublet for leasing commissions, interior improvements and attorneys’ fees Tenant shall not be required to pay any excess consideration with respect to an assignment or sublease to a Tenant Affiliate.

E.    Assignments to Affiliates. If no default on the part of Tenant has occurred and is continuing, Tenant may assign this Lease or sublet any portion of the Premises to a parent or subsidiary of Tenant, or to an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred (collectively, “Tenant Affiliate”), without first obtaining Landlord’s written consent, if Tenant notifies Landlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Landlord in order to determine the net worth both of the successor entity and of Tenant immediately prior to such assignment, and showing the net worth of the successor to be at least equal to the net worth of Tenant.

F.    Recapture. Landlord may, by giving written notice to Tenant within thirty (10) days after receipt of Tenant’s notice of assignment or subletting to an entity other than a Tenant Affiliate, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective dare of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease; provided that, in the case of a proposed sublease, Landlord’s recapture right shall only apply to a proposed sublease of all of the Premises for substantially the remainder of the Term (i.e., less than six (6) months of the Term remain at the end of such proposed sublease). Landlord’s recapture right shall not apply to any Tenant Affiliate as described above.

19.    CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease. Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlords successors for performance of such obligations. This Lease shall not be affected by any such transfer.

20.    ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form. and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis. and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, and the amount of any security deposit. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance, that the amount of any security deposit is as set forth in the Lease, and that the non- certifying party has no claims or offsets against the requesting party.

21.    FINANCIAL STATEMENTS. Within ten (10) days after Landlord’s written request therefore, Tenant shall deliver to Landlord copies of Tenant’s most recent publicly reported financial statements.

22.    SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease to Landlord the cash sum set forth in the Schedule for the Initial Security Deposit. Notwithstanding the foregoing, during the period from the date of this Lease to, but not including, the Commencement Date, the Initial Security Deposit may be in the form of a Letter of Credit (the “Initial Security Deposit Letter of Credit”) provided that any such Initial Security Deposit Letter of Credit shall (i) be in the form of an unconditional and irrevocable letter of credit which is acceptable to Landlord, (ii) name Landlord as beneficiary, (iii) expressly allow Landlord to draw upon it (including partial withdrawals) at any time from time to time by delivering to the issuer written certification that Landlord is entitled to draw thereunder as a result of Tenant’s default hereunder (beyond any applicable grace, notice or cure period), (iv) be drawable on an FDIC-insured financial institution satisfactory to Landlord, (v) be redeemable in the State of California in one of the nine counties comprising the San Francisco-Oakland-San Jose area (the “Bay Area”), (vi) allow partial draws, and (vii) be transferable to any successor to Landlord’s interest in this Lease at no cost to Landlord. On the Commencement Date, Tenant shall deliver to Landlord cash in the amount of the Initial Security Deposit, which amount shall then constitute the Initial Security Deposit, and Landlord shall deliver to Tenant, or take other appropriate steps to cancel, the Initial Security Deposit Letter of Credit. In the event Tenant fails to deliver such cash on the Commencement Date to Landlord, Landlord may thereupon draw on the Initial Security Deposit Letter of Credit. At all times prior to the Commencement Date, the amount drawable under the Initial Security Deposit Letter of Credit shall be equal or greater than the amount of the Initial Security Deposit. If Tenant does not provide Landlord with a substitute Initial Security Deposit Letter of Credit complying with all of the requirements hereof at least thirty (30) days before the stated expiration date of the current Initial Security Deposit Letter of Credit, then Landlord shall have the right to draw upon the current Initial Security Deposit Letter of Credit and hold the funds drawn as part of the Initial Security Deposit; provided, however, so long as no default (beyond any applicable grace, notice or cure period) shall exist hereunder, Tenant may have an additional thirty (30) days following Landlord’s draw on the current Initial Security Deposit Letter of Credit in which to provide Landlord with a substitute Initial Security Deposit Letter of Credit complying with each of the foregoing criteria, and upon such delivery Landlord shall return to Tenant an amount in cash (but without any interest thereon) equal to the lesser of the amount drawn under the current Initial Security Deposit Letter of Credit or the face amount of the substitute Initial Security Deposit Letter of Credit. In the event Landlord notifies

Tenant in writing that the bank which issued the Initial Security Deposit Letter of Credit has become financially unacceptable (e.g., the bank is under investigation by governmental authorities or has filed bankruptcy or reorganization proceedings), then Tenant shall have thirty (30) days to provide Landlord with a substitute Initial Security Deposit Letter of Credit complying with all of the requirements hereof. The Initial Security Deposit and any Additional Security Deposit required to be deposited by Tenant pursuant to Section 1.C(1)) are collectively referred to herein as the “Security Deposit”). The Security Deposit shall be held by Landlord during the Term as security for the performance of all of Tenant’s obligations hereunder. If Tenant defaults under this Lease, Landlord may apply all or any part of the Security Deposit to the extent required for the payment of any Rent or other sum in default, the repair of any damage to the Premises caused by Tenant or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. Landlord shall return all of the then-remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer the portion of the Security Deposit then held by Landlord to its transferee or (b) return to Tenant the portion of the Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

23.    FORCE MAJEURE. Neither Landlord or Tenant shall be in default under this Lease to the extent that party is unable to perform any of its obligations on account of any strike or labor problem, equipment, material, supplies or energy shortages (i.e., such items cannot be obtained at normal costs within a reasonable time because of limited availability), governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of the party required to act (provided that the foregoing shall not apply to any monetary obligation) (“Force Majeure”).

24.    NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows.

A.    Landlord. To Landlord as follows:

CarrAmerica Realty Corporation

1810 Gateway Drive, Suite 150

San Mateo, California 94404

Attn: Market Officer

with a copy to:

CarrAmerica Realty Corporation

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.    Tenant. To Tenant as follows:

Prior to the Commencement Date of the Proxim Sublease:

Proxim, Inc.

295 North Bernardo Avenue

Mountain View, CA 94043

Attn: Chief Financial Officer

After the Commencement Date of the Proxim Sublease:

Proxim, Inc.

510 DeGuigne

Sunnyvale, CA 94086

Attn: Chief Financial Officer

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given or the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

25.    QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises, subject to all of the terms of this Lease.

26.    REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease. Landlord shall pay the broker identified in the Schedule a commission pursuant to a separate agreement to be entered into between Landlord and such broker(s).

27.    MISCELLANEOUS.

A.    Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 18, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.     Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant’s receipt of Landlords statement.

C.    Meaning of “Landlord,” “Re-Entry,” “Including,” “Affiliate” and Control. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D.    Time of the Essence. Time is of the essence of each provision of this Lease.

E.    No Option. Subject to Section 1.C, this document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F.    Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G.    Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H.    No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

I.    Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

J.    Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

K.    Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

L.    Landlord’s Enforcement of Remedies. Landlord shall enforce any of its remedies under this Lease, either in its own name or through an agent.

M.    Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

N.    Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

O.    Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project.

P.    Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the. relevant term shall refer to both parties together.

Q.    Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

R.    Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

S.    No Construction against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

T.    Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

U.    Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

V.    Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

W.    Late Charge and Interest on Late Payments. Without limiting the provisions of Section 13A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same became due and payable (collectively referred to herein as a “Late Payment”), then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such Late Payment or $250 (“Late Charge”). In addition, interest shall be paid by Tenant to Landlord on any Late Payments of Rent from the date due until paid at the Interest Rate (“Late Interest”). Such Late Charge and Late Interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the Late Payment.

X.    Recording of Lease. Neither Landlord nor Tenant shall record in any public records any memorandum of or any portion of this Lease.

Y.    Attorneys Fees. If either party defaults in the performance of any terms, covenants, agreements or conditions contained in this Lease and Landlord places enforcement of this Lease or the collection of rent due or to become due hereunder, or recovery of possession of the Premises in the hands of any attorney, or either party files suit upon the same, the non- prevailing party agrees to pay the prevailing party’s reasonable attorneys’ fees and expenses.

Z.    Consents. Except where expressly provided herein to the contrary, whenever a party’s consent or approval is required hereunder, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

28.    UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

29.    HAZARDOUS SUBSTANCES.

A.    Prohibition against Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project by Tenant or its agents, employees, contractors or invitees unless Landlord has consented to such storage or use in its reasonable but sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall indemnify, defend and hold Landlord harmless from and against any liabilities, losses, claims, damages, penalties, fines, attorneys’ fees and court costs, remediation costs, investigation costs and any other expenses which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant, its agents, employees, contractors or invitees. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing if the requirement for the testing arises from the use or activities of Tenant (or its employees, agents, contractors, subcontractors or invitees) in, on or around the Project in violation of applicable Governmental Requirements.

B.    “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal. scale or local law, and the regulations adopted under these laws.

C.    Prior Contamination. Tenant hereby acknowledges that Landlord has informed Tenant that certain chlorinated volatile organic compounds are present in the groundwater under the Land as of the date of this Lease (the “Prior Contamination”). Tenant hereby covenants for the benefit of Landlord that it will not use or store any chlorinated volatile organic compounds on the Premises or within the Project. Tenant agrees and acknowledges that: (i) neither Landlord nor any of Landlord’s representatives have made any representations or warranties about the environmental condition of the Land or the accuracy or completeness of any environmental reports made available to Tenant regarding the Land; (ii) it has had ample time and access to the Land, to review the environmental condition of the Land and to conduct any tests which Tenant may deem desirable in connection with this Lease; (iii) it is sophisticated, knowledgeable and experienced in the analysis of environmental matters and that Tenant has entered into this Lease with the intention of making and relying upon its own (or its experts’) investigation of the environmental condition of the Land; and (iv) Tenant is nor relying upon any representations or warranties purportedly made by Landlord or anyone acting or claiming to act on Landlord’s behalf concerning the Land.

D.    Landlord’s Environmental Indemnity. Subject to the terms, conditions and limitations set forth below and except to the extent such contamination was caused. exacerbated or contributed to by Tenant, or Tenant’s employees, agents, contractors or invitees, Landlord shall indemnify Tenant from and against (a) all costs (“Response Costs”) to respond to any order of any applicable state or federal agencies relating to the remediation, removal, disposal or monitoring (“Compliance Order”) relating to any contamination (i) of the soil or groundwater of the Project existing as of the Effective Date as a result of the Prior Contamination or (ii) any hydraulic oil released to the Land prior to the Effective Date as a direct result of the installation, maintenance or operation of the elevators within the Project, and (b) any liability, claims, damages, penalties, fines, attorneys’ fees and costs, remediation costs, investigation costs and other expenses arising from any use, storage, treatment, transportation, release o r disposal of Hazardous Substances on or about the Project by Landlord, its agents, contractors, employees or invitees. For purposes of subsection (b) of the preceding sentence, the term “Landlord’s contractors” excludes any parties with whom Landlord has a contractual relationship arising from a purchase and sale contract, deed or other investment transferring title or possession to the Land, including, without limitation, any tenants, prior owners or future owners). Landlord’s liability under the foregoing indemnity (i) is personal to Tenant and may not be assigned to or relied upon by any third parry other than a Tenant Affiliate without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion, (ii) is limited to Tenant’s actual, out of pocket costs incurred in complying with a Compliance Order, and to reasonable consultants fees and costs and reasonable attorneys’ fees and costs incurred in defending against a proposed Compliance Order, so long as Landlord may select the attorney to defend Tenant and have sole authority to make all settlement and other decisions in regard to the proceedings, including the decision whether to challenge the Compliance Order (and any related order or action) by appeal or court challenge, and (iii) specifically excludes any claims, costs, damages or losses for personal injury, property damage, punitive damages, damage to business, lost profits, or consequential damages incurred by Tenant or any third party. Landlord shall have no liability under the foregoing indemnity with respect to the Prior Contamination if Tenant causes or permits the use, storage, handling or disposal of chlorinated volatile organic compounds on, in or under the Project.

30.    EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Buildings leased by Tenant hereunder, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

31.    EXTENSION OPTIONS. Subject to the terms and conditions below, Tenant may at its option extend the Term of this Lease for two (2) successive periods of five (5) years each. Each such period is called a “Renewal Term.” Each Renewal Term shall be upon the same terms contained in this Lease, except that (i) the Base Rent during the Renewal Term shall be calculated as set forth below, (ii) Landlord shall have no obligation to provide Tenant with any tenant improvement allowance in connection with any Renewal Term, and (iii) any reference in the Lease to the “Term” of the Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

A.    The Base Rent during any Renewal Term shall be 100% of the then prevailing market rate for a comparable term commencing on the first day of the Term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class buildings of comparable age with similar facilities in the vicinity of the Building (the “Renewal Market Rate”).

(1)    Not sooner than nine (9) months nor later than six (6) months prior to the Commencement Date, Landlord and Tenant shall commence negotiations to agree upon the Renewal Market Rate. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days, then the Renewal Market Rate shall be determined in accordance with Subsection (2) below.

(2)    If Landlord and Tenant are unable to reach agreement on the Renewal Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall simultaneously submit to each other in a sealed envelope its good faith estimate of the Renewal Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Renewal Market Rate shall be the average of the two amounts. Otherwise, the dispute shall be resolved by arbitration in accordance with Subsection (3) below.

(3)    Within seven (7) days after the exchange of estimates, the parties shall select an independent MAI appraiser with at least five (5) years of experience in appraising similar space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraiser shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator. The Qualified Appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant (or any Tenant Affiliate, or any of

their subsidiaries or related entities). All of the relevant information used by Landlord and Tenant to prepare their final offers shall be delivered to the Qualified Appraiser.

(4)    Within twenty-one (21) days after submission of the relevant information to the Qualified Appraiser, the Qualified Appraiser shall determine the Renewal Market Rate provided in no event shall the Market Rate be less than the lower of or more that the higher of the two final offers submitted by Landlord and Tenant. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the Qualified Appraiser reasonably believes that expert advice would materially assist him, then the Qualified Appraiser may retain one or more qualified persons to provide expert advice. Landlord and Tenant shall each bear one-half (½) of the fees of the Qualified Appraiser and the expenses of the appraisal process, including the fees of any expert witnesses retained by the Qualified Appraiser. Notwithstanding the foregoing, each party shall pay the fees of its respective counsel and the fees of any witnesses called by that party.

(5)    After the Base Rent for the Renewal Tern has been established (whether by Landlord and Tenant or the Qualified Appraiser), Landlord and Tenant shall execute an amendment to reflect the new Base Rent and other terms and conditions which will apply during the Renewal Term.

B.    To exercise any option, Tenant must deliver a binding notice to Landlord not sooner than ten (10) months nor later than eight (8) months prior to the expiration of the initial Term of this Lease, or the then applicable Renewal Term, as the case may be. Thereafter, the Renewal Market Rate for the particular Renewal Term shall be calculated pursuant to Subsection A above. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenants will be deemed to have waived its option to extend.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

C.    Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in default under this Lease (after the expiration of any applicable notice and cure periods), and (ii) Tenant shall not have assigned the Lease or sublet the entire portion of any Building for substantially the remainder of the Term (or, if applicable, the prior Renewal Term) to any party other than a Tenant Affiliate. For purposes of the foregoing, the term “substantially the remainder of the Term” shall mean any sublease with an expiration date occurring during the last six (6) months of the Term.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the dates set forth below as of the Effective Date (subject to Section 1.C).

LANDLORD:

CARRAMERICA REALTY CORPORATION,

a Maryland corporation

By:	/s/ PHILIP L. HAWKINS

Print Name:	Philip L. Hawkins
Print Title:	Chief Operating Officer

Date:	10/15/99

TENANT:

PROXIM, INC.,

a Delaware corporation

By:	/s/ KEITH E. GLOVER

Print Name:	Keith E. Glover
Print Title:	Chief Financial Officer

Date:	August 25, 1999

EXHIBIT A

BUILDING A
75,093 SF.
2 STORY
BUILDING B
63,781 SF.
2 STORY
BUILDING C
63,781 SF.
2 STORY
BUILDING D
51,061 SF.
2 STORY
BUILDING E
63,781 SF.
2 STORY
BUILDING F
41,702 SF.
2 STORY
BUILDING G
63,781 SF.
2 STORY
STEWART DRIVE
DE GUIGNE
N

OAKMEAD WEST BUILDINGS PROJECT

STEWART DRIVE - SUNNYVALE, CALIFORNIA

HPC ARCHITECTURE

DIMENSIONED SITE PLAN

0 48 96 FT.

1

EXHIBIT B

RULES AND REGULATIONS

1.    Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Project.

2.    The Project directory, if any, shall be used by Landlord to display names and locations of tenants in the Project. No tenant shall use or make any changes to such directories without Landlord’s prior written consent.

3.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises, unless Tenant is the sole occupant of the Building. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4.    The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5.    Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

6.    Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord.

7.    Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with. or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

8.    Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

1

9.    No bicycle (except in those areas which may be designated for bicycles by Landlord) or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by “seeing eye” dogs. Unless Tenant is the sole occupant of the Building, Tenant shall not make or permit any noise, vibration, or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

10.    Tenant shall not do or permit the manufacture or sale of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

11.    Tenant shall not disturb the quiet enjoyment of any other tenant, if any, in the Building and/or Project.

12.    No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

13.    Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

14.    Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

15.    Tenant shall promptly remove all rubbish and waste from the Premises.

16.    Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the Permitted Uses of the Premises specified in the Schedule of this Lease, without the prior written consent of Landlord.

17.    Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

18.    Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s reasonable discretion, and Landlord’s satisfaction shall be determined in its reasonable judgment.

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EXHIBIT C

BASE RENT CONFIRMATION

Landlord:	CarrAmerica Realty Corporation, a Maryland corporation

Tenant:	Proxim, Inc., a Delaware corporation

This Base Rent Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of June     , 1999 (the “Lease”) for certain premises known as [insert Building Address] (the “Premises”). This Confirmation is made pursuant to Section 1(A) of the Lease.

1.    Base Rent. Landlord and Tenant hereby agree that the Base Rent for the Premises described above of the Lease shall be as follows:

Period	Annual Base Rent	Monthly Base Rent
	$	$

	$	$

	$	$

	$	$

2.    Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current “as-is” condition.

3.    Incorporation. This Confirmation is incorporated into the Lease. and forms an integral part thereof, This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

PROXIM, INC., a Delaware corporation

By:

Name:

Title:

LANDLORD:

CARRAMERICA REALTY

CORPORATION, a Maryland corporation

By:

Name:

Title:

1

EXHIBIT D

LANDLORD’S SIGNAGE STANDARDS

Attached you will find the signage standards for the following sign type:

Exterior (Permanent)	Page #

Entrance Identification	1

Primary Directional	2

Secondary Directional	3

Primary Tenant Identification	4

Building Address	5

Miscellaneous	6

Exterior (Temporary)

Site/Leasing Sign	7

Typefaces	8

1